Exhibit 4.23


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of January 7, 2005, provided the employment hereunder shall commence on January 31, 2005, or other mutually convenient date, by and among Radica Enterprises Ltd., a Nevada corporation, having an office at 13628-A Beta Road, Dallas, Texas 75244, Radica Games Limited, a Bermuda company, having an office at Suite V, 6/F, 2-12 Au Pui Wan Street, Fo Tan, Hong Kong, and Theodore J. Eischeid, who resides at 78 Quail Drive, Lake Forest, IL 60045.

         WHEREAS, Radica is engaged through its subsidiaries in designing and manufacturing games and youth electronics and VGA products and accessories, and OEM manufacturing for others;

         WHEREAS, Radica USA is engaged in marketing and distributing products manufactured by Radica;

         WHEREAS, Employee has substantial executive management experience including marketing experience in the United States;

         WHEREAS, Radica USA and Radica desire to secure the services of Employee, and Employee is willing to provide such services, each upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the parties hereby adopt the following definitions:

     a)   "Cause" means:

          i) breach by Employee of a fiduciary obligation to any member of Radica Group;

          ii) intentional commission by Employee of any act or omission to perform any act (excluding the omission to perform any act attributable to Employee's Total Disability) which results in material adverse consequences to any member of Radica Group;

          iii) material breach of any of Employee's agreements set forth in this Agreement including, but not limited to, continual failure to perform substantially his duties with Radica Group after notification of same, excessive absenteeism and dishonesty;

          iv) any attempt by Employee to assign or delegate this Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior written consent of Radica or Radica USA

               (except in respect of any delegation by Employee of his employment duties hereunder to other employees of Radica Group in accordance with its usual business practice);

           v) Employee's arrest or indictment for, or written confession of, a felony or any crime involving moral turpitude under the laws of the United States or any state or of Hong Kong;

          vi)  death of Employee;

         vii) declaration by a court that Employee is insane or incompetent to manage his business affairs; or

         viii) the filing of any petition or other proceeding seeking to find Employee bankrupt or insolvent.

     b) "Change in Control" means the occurrence of any one of the following events:

          (i) individuals who, on January 1, 2005, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2005, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Radica in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Radica as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

          (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange
               Act) becomes a "beneficial owner" (as defined in Rule 13d3 under the Exchange Act), directly or indirectly, of securities of Radica representing 50% or more of the combined voting power of Radica's then outstanding securities eligible to vote for the election of the Board (the "Radica Voting Securities") or any person who beneficially owns 50% of the Radica Voting Securities increases their beneficial ownership by more than 5%; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Radica or any member of the Radica Group, (B) by any employee benefit plan (or related trust) sponsored or maintained by Radica or any member of the Radica Group, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in


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

               paragraph (iii)), or (E) pursuant to any acquisition by Employee or any group of persons including Employee (or any entity controlled by Employee or any group of persons including Employee);

         (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Radica or any member of the Radica Group that requires the approval of Radica's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business
               Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Radica Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Radica Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Radica Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or an existing Radica shareholder, with greater than 50% beneficial ownership of the Radica Voting Securities prior to the Business Combination, whose percentage beneficial ownership compared to the other Radica shareholders in existence immediately prior to the Business Combination does not change on consummation of the Business Transaction), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

          (iv) the stockholders of Radica approve a plan of complete liquidation or dissolution of Radica or the consummation of a sale of all or substantially all of Radica's assets.

          Notwithstanding the foregoing, a Change in Control of Radica shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Radica Voting Securities as a result of the acquisition of Radica Voting Securities by Radica which reduces the number of Radica Voting Securities outstanding; provided, that if after such acquisition by Radica such person becomes the beneficial owner of additional Radica Voting Securities that increases the percentage of outstanding Radica Voting Securities beneficially owned by such person, a Change in Control of Radica shall then occur.

     c)   "Dollars" and "US$" means United States dollars.

     d)   "Employee" means Theodore J. Eischeid.

     e) "Good Reason" shall mean the occurrence within twelve months after a Change in Control of any of the following events without the Employee's express written consent: (i) the assignment to the Employee of duties inconsistent with his position and status as an executive of the Radica Group, or a substantial alteration in the nature, status or prestige of the Employee's responsibilities with the Radica Group from those in effect immediately prior to such Change in Control; or (ii) a reduction in the Employee's base salary or bonus at the rate most recently approved by the Board prior to the occurrence of such Change in Control; or (iii) any other material adverse change in the terms or conditions, including location and travel, of the Employee's employment hereunder following the occurrence of such Change in Control. Notwithstanding the foregoing, if Employee does not deliver to Radica and Radica USA a notice of termination within 90 days after the occurrence of the event constituting Good Reason has occurred, the event will no longer constitute Good Reason. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Radica or Radica USA within 10 days after receipt of notice thereof given by Employee shall not constitute Good Reason.

     f) "Omnibus Plan" means the 2004 omnibus equity incentive plan adopted by Radica, as amended from time to time.

     g)   "Radica" means Radica Games Limited, a Bermuda company.

     h) "Radica Group" means Radica, Radica USA and any other corporation or other entity which at the relevant time is more than fifty percent (50%) owned, directly or indirectly, by Radica.

     i)   "Radica USA" means Radica Enterprises Ltd., a Nevada corporation.

     j) "Termination" means, according to the context, the termination of this Agreement or the cessation of rendering employment services by Employee.

     k) "Total Disability" means Employee shall become disabled to an extent which renders him unable to perform the essential functions of his employment hereunder, with or without reasonable accommodation, for a cumulative period of twelve (12) weeks in any twelve (12) month period.


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

2.   EMPLOYMENT.

     a) Commencing on the date referred to in the first paragraph of this Agreement, Radica hereby employs Employee and Employee hereby accepts employment by Radica to serve as the President and Chief Operating Officer of Radica, and to report to the Chief Executive Officer of Radica. During his period of employment, employee also agrees to serve as a member of the board of directors of Radica, Radica USA and of such other members of Radica Group as may be determined by the Board of Directors of Radica ("Board"). Employee shall perform services of an executive nature consistent with his offices with Radica and Radica USA and as a director of Radica as may from time to time be assigned or delegated to him by the Board.

     b) Employee will devote his full business time and attention to his duties under this Agreement. However, Employee can, with the consent of Radica which shall not be unreasonably withheld, join the Board of Directors of other companies and to contribute a reasonable amount of time to philanthropic activities.

     c) Employee shall perform his duties under this Agreement principally in or around Dallas, Texas. It is contemplated Employee will frequently travel to carry out his duties under this Agreement, including travel to the other offices of the Radica Group. Air travel and other travel arrangements will comply with current Radica Group policies respecting class of travel, etc.

     d) Radica Group will provide to Employee, his spouse and children medical benefits which are provided to other officers of Radica USA, Ltd. In the event Employee is required to elect COBRA coverage as a result of any pre-existing medical condition, Radica will pay Employee an amount which, net of applicable tax, will reimburse the cost of such COBRA coverage.

     e) Employee shall have four (4) weeks paid vacation during each year of this Agreement taken at such times as mutually convenient to Employee and Radica Group.

3.   TERM OF EMPLOYMENT.

     a) This Agreement and Employee's employment hereunder shall commence on the date referred to in the first paragraph of this Agreement, and continue until January 31, 2007, and shall be extended annually at each January 31 (commencing January 31, 2006) for an additional one year period so that the term hereof after each January 31 shall be a two year period, unless a party to this Agreement gives notice at least ninety (90) days prior to January 31 that this Agreement shall not be renewed, in which case this Agreement shall terminate at the end of the then current term.

     b) Notwithstanding Paragraph (a) above, this Agreement may be sooner terminated by Radica or Radica USA for Cause, by Employee without consent of Radica or Radica USA, by Radica or Radica USA without Cause, or by Radica or Radica USA in the event of the Total Disability of Employee. This Agreement may also be sooner terminated by Employee following any Change in Control and if following such Change in Control Employee has Good Reason for such Termination; such Termination by Employee is herein called a "Termination/Change in Control".

     c) On termination of this Agreement pursuant to Paragraph (a) above, or by Radica or Radica USA for Cause, or by Employee without consent of Radica or Radica USA, all benefits and compensation shall cease as of the date of such Termination. On termination of this Agreement by Radica or Radica USA without Cause or by Employee for Good Reason in the event of a Termination/Change in Control or in the event of Total Disability of Employee, (i) Radica USA will continue to pay Employee his annual salary for twelve months from the date of Termination, (ii) Radica Group will continue to provide medical and dental benefits to Employee for twelve months from the date of Termination on the same basis and at the same Employee cost as at the date of Termination and
          (iii) Employee's stock options, restricted stock, and restricted stock units will be treated as set forth in Section 6 hereof.

4. BUSINESS EXPENSE REIMBURSEMENT. Employee will be entitled to reimbursement by Radica Group for the reasonable business expenses paid by him on behalf of Radica Group in the course of his employment hereunder on presentation to Radica Group of appropriate vouchers (accompanied by receipts or paid bills) setting forth information sufficient to establish:

               i)   the amount, date, and place of each such expense;

               ii) the business reason for each such expense and the nature of the business benefit derived or expected to be derived as a result thereof; and

               iii) the names, occupations, addresses, and other information sufficient to establish the business relationship to Radica Group of any person who was entertained by Employee.

5. COMPENSATION. Radica USA agrees to pay Employee, and Employee agrees to accept from Radica USA, during the first year after commencement of employment, for the services to be rendered by him hereunder a minimum salary at the rate of US$315,000 per annum payable in arrears in bi-weekly installments. Employee shall receive annual salary reviews by the Board provided that such salary shall not be reduced below US$315,000 per year. After a Change in Control, Employee's salary shall not be reduced below the level immediately prior to the Change in Control. Employee shall also be entitled to relocation payments as detailed below.

     If Radica Group institutes a retirement, bonus or other benefit plan which applies generally to U.S. executive officers of Radica Group, Employee shall be entitled to participate therein, but not to the extent such benefits would be duplicative of the benefits herein. Employee shall participate in the Radica incentive compensation plan for executive officers as in place from time to time and shall participate at the same percentage level as the chief executive officer (i.e., in 2005 the target bonus percentage of salary is 80% for meeting performance targets with a potential of 120% of base salary for exceeding performance targets). Such target bonus percentage will be applied to Employee's annual base salary without proration for 2005 based upon commencement of employment. Specifically, the calculation methodology and incentive percentages shall be the same as those of the CEO but the performance target criteria is to be determined by the Board with the majority of the criteria being the operating income of the Company.

     Employee agrees that he shall have a residence in the Dallas, Texas area within 90 days of employment. Radica USA agrees to pay Employee a lump sum relocation amount of $75,000 related thereto in six equal monthly installments beginning on the date of initial employment. During the first 90 days of employment, Employee's work location will be his home in Lake Forest, Illinois. All payments and other compensation to Employee shall be subject to applicable withholdings.

6.   STOCK OPTIONS AND RESTRICTED STOCK.

     a)   i)   Within the first 90 days of commencement of employment, as of a date determined by Employee, (the "Grant Date"), Radica hereby grants to Employee an option to purchase sixty thousand (60,000) shares of the common stock of Radica at the closing market price per share on the Grant Date subject to the terms and conditions of this Section 6 and the Omnibus Plan (the "Stock Option").

          ii) As of the date of commencement of employment (the "Grant Date"), pursuant to the Omnibus Plan, Radica hereby grants to Employee a restricted stock award of 25,000 shares of Radica common stock (the "Restricted Stock") which shall vest on March 31, 2008 and shall be forfeited if the employment of Employee shall be terminated, for any reason other than as provided in Section 6(c), prior to such date. In addition, should termination of employment with Employee's current employer, in order to be employed by the Radica Group, cause the loss of the Employee's 2004 bonus from his current employer, the vesting of the restricted stock shall be immediate for the market value of 60% of the lost bonus, and 40% of the value of the lost bonus shall be paid in cash, with reasonable promptness after it is ascertained that the bonus has been lost, and an amount of the above Restricted Stock award equal to the cash payment shall be cancelled. In no event shall any amount of the lost bonus, for this purpose, exceed the market value of the 25,000 shares of Restricted Stock, to be measured based on the closing stock price on the Grant Date. The amount of the lost bonus must be documented by Employee and Radica agrees to work with Employee and Employee's current employer to determine a transition plan that minimizes the amount of any lost bonus while satisfying Radica's needs for Employee to begin employment as close as possible to January 31, 2005.

          iii) Subject to the other provisions of this Section 6, the Stock Options shall vest and become exercisable 33?% per year following the Grant Date, commencing at the first anniversary of the Grant Date.

     b) The number of shares subject to the Stock Options or the Restricted Stock will be adjusted for stock splits and reverse splits; provided that such number of shares shall not be adjusted if Radica should otherwise change or modify its capitalization, including but not limited to the issuance by Radica of new securities (including options or convertible securities), ESOP's or other employee stock plans. It is the intent of the parties that the stock subject to the Stock Options or the Restricted Stock shall be subject to dilution, except for stock splits and reverse splits.

     c) (i) As of the date of Termination in the event of Termination pursuant to Section 3(a) or Termination by Radica or Radica USA for Cause or by Employee without consent of Radica or Radica USA, or (ii) twelve (12) months after the date of Termination in the event of Termination by Radica or Radica USA without Cause or by Employee for Good Reason in the event of a Termination/Change in Control (unless Section 6(f) of this Agreement applies, in which case this Section 6(c) shall not apply to Employee's Stock Options, restricted stock and restricted stock units) or the Total Disability of Employee (each of such applicable dates being called a "Determination Date"), Employee shall forfeit the Stock Options (measured by percentages of the stock subject to the Stock Options) and they shall expire as follows:

               (A) if the Determination Date is within the first year after the date the Stock Option is granted (the "Grant Date") then Employee shall forfeit 100% of the stock subject to the Stock Option;

               (B) if the Determination Date is after the end of said first year and within the second year after the Grant Date, then Employee shall forfeit 66?% of the stock subject to the Stock Option; or


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

               (C) if the Determination Date is after the end of said second year and within the third year after the Grant Date, then Employee shall forfeit 33?% of the stock subject to the Stock Option.

          And Employee shall forfeit the Restricted Stock and it shall expire as follows:

               (D) if the Determination Date is prior to March 31, 2008, then Employee shall forfeit 100% of such Restricted Stock.

     d) In any event each Stock Option shall expire to the extent not previously exercised on the tenth anniversary of the Grant Date. Otherwise, Employee may at any time within ninety (90) days following the Determination Date, exercise his right to purchase stock subject to the Stock Options, but subject to the foregoing provisions respecting vesting and forfeitures. Restricted Stock, and restricted stock units, if not forfeited, shall be deliverable to Employee upon its applicable vesting date, free of the previously existing restrictions, but subject to applicable state and federal securities laws.

     e) Employee shall have no right to sell, alienate, mortgage, pledge, gift or otherwise transfer the Stock Options, the Restricted Stock or any restricted stock units or any rights thereto, except by will or by the laws of descent and distribution, and except pursuant to applicable state and federal securities laws and except as specifically contemplated herein.

     f) Upon the occurrence of a Change in Control under the Omnibus Plan, all of Employee's then outstanding stock options, restricted stock, and restricted stock units in Radica shall vest and become immediately exercisable. If Employee is terminated by Radica or Radica USA without Cause after a definitive agreement for a transaction that would constitute a Change in Control as described in the Omnibus Plan has been approved by the shareholders of Radica, but before such transaction is consummated, Employee's stock options shall vest on the date of such termination without Cause. Income realized by Employee as a result of the acceleration of vesting of equity compensation or otherwise resulting from a Termination/Change in Control is specifically paid in consideration of post-employment restrictions of
          Section 7 hereunder.

7.   NON-COMPETE; CONFIDENTIALITY.

     a) During the term of employment of Employee, and for a period of one year ("Prohibition Period") after any Termination (other than in the event of a Termination/Change in Control) of such relationship or employment for any other reason (either by Employee or Radica or Radica USA), with or without cause, voluntarily or involuntarily, Employee agrees that he will not engage in, be employed by or become affiliated with, in the United States of America or anywhere else in the world, directly or indirectly, any person or entity which offers, develops, performs or is engaged in services, products or systems which are competitive with the business of Radica Group or any other products, services or systems hereafter developed, produced or offered by Radica Group ("Companies' Business"). During the Prohibition Period, Employee shall not, directly or indirectly, become an owner or member, to the extent of an ownership interest of five percent (5%) or more, of a joint venture, partnership, corporation or other entity, or a consultant, employee, agent, officer or director of a corporation, joint venture, partnership or other entity, which is competitive with, directly or indirectly, the Companies' Business.

     b)   [RESERVED.]

     c) Employee understands and agrees that he has been exposed to (or had access to), and may be further exposed to (or have access to), confidential information, knowhow, knowledge, data, techniques, computer software and hardware, and trade secrets of Radica Group or related to the Companies' Business, including, without limitation, customer or supplier requirements, notes, drawings, writings, designs, plans, specifications, records, charts, methods, procedures, systems, price lists, financial data, records, and customer or supplier lists (collectively "Confidential Information"). Accordingly, except as permitted or required in the performance of his duties for Radica Group, Employee agrees not to disclose, divulge, make public, utilize, communicate or use, whether for his own benefit or for the benefit of others, either directly or indirectly, any Confidential Information relating to the Companies's Business unless specifically authorized in writing by Radica or Radica USA to do so.

     d) Employee shall promptly communicate and disclose to Radica Group all information, inventions, improvements, discoveries, knowhow, methods, techniques, processes, observations and data ("Proprietary Information") obtained, developed, invented or otherwise discovered by him in the course of this employment. All written materials, records, computer programs or data and documents made by Employee or coming into his possession during the employment period concerning any Proprietary Information used or developed by Radica Group, or by Employee, shall be the sole exclusive property of Radica Group. Employee shall have no right, title or interest therein notwithstanding that he may have purchased the medium on which such Proprietary Information is recorded.

     e) Upon Termination, Employee shall not take with him any of the Confidential Information or Proprietary Information. Upon Termination, or at any time upon the request of Radica or Radica USA, Employee shall promptly deliver all Confidential Information and Proprietary information, and all copies thereof, to Radica Group with no cost or charge to Radica Group. Upon request by Radica or Radica USA, Employee shall promptly execute and deliver any documents necessary or convenient to evidence ownership of the

          Confidential Information and Proprietary Information by Radica Group, or the transfer and assignment of the Confidential Information and Proprietary Information to Radica Group without cost or charge. The provisions of this Section 7 shall survive any Termination of this Agreement.

8. BENEFIT AND BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon Radica and Radica USA, their successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of Radica or Radica USA or any corporation with or into which they may be consolidated or merged. Radica and Radica USA may assign their rights and obligations to another present or future member of Radica Group. The rights and obligations of Employee hereunder may not be delegated or assigned.

9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEVADA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

11. ENTIRE AGREEMENT. This Agreement sets forth and is an integration of all of the promises, agreements, conditions and understandings among the parties hereto with respect to all matters contained or referred to herein, and all prior promises, agreements, conditions, understandings, warranties or representations, oral, written, express or implied, are hereby superseded and merged herein.

12. VALIDITY OF PROVISIONS. Should any provision(s) of this Agreement be void or unenforceable in whole or in part, the remainder of this Agreement shall not in any way be affected thereby, and such provision(s) shall be modified or amended so as to provide for the accomplishment of the provision(s) and intentions of this Agreement to the maximum extent possible.

13. MODIFICATIONS OR DISCHARGE. This Agreement shall not be deemed waived, changed, modified, discharged or terminated in whole or in part, except as expressly provided for herein or by written instrument signed by all parties hereto. Each party agrees to make any modifications to this Agreement, including changing the timing of payments hereunder, as may be reasonably necessary to comply with Section 409A of the Internal Revenue Code.

14. NOTICES. Any notice which either party may wish to give to the other parties hereunder shall be deemed to have been given when actually received by the party to whom it is addressed. Notices by Employee to either Radica or Radica USA shall be sent to both of them. Notices hereunder may be sent by courier, mail, telefax, telegram or telex, to the following addresses, or to such other addresses as the parties may from time to time furnish to each other by like notice:

                 To: Radica Enterprises Ltd.
                     180 S. Lake Avenue, Suite 440
                     Pasadena, California 91101
                     U.S.A.
                     Attention: Patrick Feely
                     Telephone: (626) 744-1150
                     Telefax:   (626) 744-1155

                 To: Radica Games Limited
                     Suite R, 6/F
                     2-12 Au Pui Wan Street
                     Fo Tan
                     Hong Kong
                     Attention: David C.W. Howell
                     Telephone: (852) 2693 2238
                     Telefax:   (852) 2695 9657

                 To: Employee:
                      Theodore J. Eischeid
                      78 Quail Drive
                      Lake Forest, Illinois 60045
                      Telephone: (847) 295-0737

15. NUMBER; GENDER. In this Agreement, the masculine shall include the feminine and neuter and vice versa, and the singular shall include the plural and vice versa, as the context may reasonably require or permit.

16. REIMBURSEMENT OF EXPENSES. After a Change in Control or a Termination for Cause later determined to be a Termination Without Cause, if any dispute shall arise under this Agreement involving termination of Employee's employment with Radica or Radica USA or involving the failure or refusal of Radica or Radica USA to perform fully in accordance with the terms hereof, Radica or Radica USA shall reimburse Employee, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute (regardless of the result thereof), regardless of whether Employee's claim is upheld by a court of competent jurisdiction; provided, however, Employee shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Employee was frivolous or advanced by Employee in bad faith.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        RADICA ENTERPRISES LTD.


                                        By:  /s/ Patrick S. Feely
                                           -------------------------------------


                                        RADICA GAMES LIMITED


                                        By:  /s/ Patrick S. Feely
                                           -------------------------------------


                                        Theodore J. Eischeid


                                             /s/ Theodore J. Eischeid
                                        ----------------------------------------